Exhibit 16.1

October 26, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Commissioners:

We have read VPGI Corp.'s statements included under Item 4.01 of its Form 8-K filed on October 26, 2007, and agree with such statements made in the first, second, fourth and fifth paragraphs of section a. We have no basis to agree or disagree with the statements made in the third paragraph of section a..

We have no basis to agree or disagree with statements made in section b..

/s/ CF & Co., L.L.P.
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